Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474 News Release Ameriprise Financial Reports First Quarter 2019 Results First quarter 2019 net income per diluted share was $2.82 Adjusted operating EPS was $3.75 First quarter 2019 return on equity excluding AOCI was 32.5 percent Adjusted operating ROE excluding AOCI was 36.4 percent Regular quarterly dividend raised 8 percent to $0.97 per diluted share, representing the twelfth increase during the past ten years MINNEAPOLIS – April 24, 2019 – Ameriprise Financial, Inc. (NYSE: AMP) today reported first quarter 2019 net income of $395 million, or $2.82 per diluted share. Adjusted operating earnings were $525 million, with adjusted operating earnings per diluted share of $3.75, up 2 percent. Normalizing for the tax rate and a vendor settlement in the prior year period, adjusted operating earnings per diluted share was up 8 percent. “Ameriprise delivered a solid quarter led by double-digit earnings growth in our Advice and Wealth Management business,” said Jim Cracchiolo, chairman and chief executive officer. “Overall, I’m pleased with our results given at the beginning of the year markets drove lower fee levels and muted client activity. As volatility settled, client activity returned to historical levels in line with what we expected. We ended the quarter with strong Ameriprise client net inflows and steady growth in advisor productivity.” “Consistent with our stated objectives, we continue to invest and optimize our capital base. We’re taking action to accelerate an ongoing transformation of our business mix by adding capabilities that will drive future growth and freeing-up capital to invest in the business while returning to shareholders at a differentiated level. We announced the sale of Ameriprise Auto & Home Insurance, enhanced the overall risk profile of our fixed annuity business and returned more than $480 million to shareholders through share repurchases and dividends. And, we announced an eight percent increase in our regular quarterly dividend –- the twelfth increase in the past ten years –- as well as a new $2.5 billion share repurchase authorization. We’re in a strong position and will continue to take steps to enhance it.” GAAP Results – First quarter Net revenues were $3.1 billion reflecting solid growth in Advice & Wealth Management, offset by lower average markets and the cumulative impact of net outflows in Asset Management. Expenses were $2.6 billion, which included a higher market impact on variable annuity guaranteed benefits. Adjusted Operating Results – First quarter Adjusted operating net revenues of $3.1 billion were driven by continued growth in Advice & Wealth Management, offset by lower average equity markets and the cumulative impact of net outflows in Asset Management. Following a period of volatility in late 2018, activity levels in Advice & Wealth Management were slower at the beginning of the quarter and recovered to historical levels by the end of the quarter. 1

Adjusted operating expenses of $2.5 billion increased 1 percent. General and administrative expense increased 2 percent reflecting the mark-to-market impact on share based compensation and ongoing growth investments that were partially offset by continued expense discipline.

Taxes

The adjusted operating effective tax rate in the quarter was 17.3 percent versus 14.3 percent in the prior year, primarily due to share based accounting. The full year adjusted operating effective tax rate is estimated to be in the 16 percent range, consistent with the prior year.

Ameriprise Financial, Inc.
First Quarter Summary

	Quarter Ended March 31,			Per Diluted Share Quarter Ended March 31,		
(in millions, except per share amounts, unaudited)	2019	2018	% Over/ (Under)	2019	2018	% Over/ (Under)
GAAP net income	$ 395	$ 594	(34%)	$ 2.82	$ 3.91	(28%)
Adjusted operating earnings (see reconciliation on p.13)	$ 525	$ 558	(6%)	$ 3.75	$ 3.67	2%
Percent of pretax adjusted operating earnings from Advice & Wealth Management, excluding Corporate & Other	50%	45%				
Percent of pretax adjusted operating earnings from Advice & Wealth Management and Asset Management, excluding Corporate & Other	71%	73%				
Weighted average common shares outstanding:						
Basic	138.8	149.5				
Diluted	140.1	152.1				

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First Quarter 2019 Highlights Ameriprise delivered good financial results with Advice & Wealth Management as the core growth driver . Adjusted operating earnings per share increased 2 percent in the quarter with good underlying business performance that was offset by lower average markets. Additionally, the year ago quarter included a $14 million vendor settlement and a particularly favorable effective tax rate. Normalizing for these items, adjusted operating earnings per share increased 8 percent. Results were impacted by the 3 percent decline in the company’s average weighted equity index (WEI), as well as lower transactional activity at the beginning of the quarter. . Advice & Wealth Management growth remains strong with earnings up 11 percent — good performance in the face of muted client activity, which was a headwind for revenue growth. As volatility stabilized early in the quarter, transactional activity increased appreciably each month as expected, following a similar pattern after prior periods of volatility. . Ameriprise assets under management and administration were $891 billion, reflecting ongoing strength in Ameriprise advisor client net inflows offset by Asset Management outflows. Ameriprise retail client assets were $588 billion, up 6 percent year-over-year, reflecting strong flows. Ameriprise executed on strategic actions to optimize its capital and risk position, while accelerating its shift to its core growth area of Advice & Wealth Management . The company announced an agreement to sell its Auto & Home Insurance business for net proceeds of approximately $950 million. The transaction is expected to close in the second half of 2019, and the company is focused on executing a seamless transition. . The company announced that its insurance subsidiary, RiverSource Life Insurance Company, entered into an agreement with Commonwealth Annuity and Life Insurance Company, a subsidiary of Global Atlantic Financial Group, to reinsure approximately $1.7 billion of fixed annuity policies sold through third parties. The transaction represents approximately 20 percent of the company’s in force fixed annuity account balances and creates a foundation to assess additional reinsurance opportunities going forward. For the full year, the earnings impact is expected to be neutral. . The company made continued progress on its plan to offer a range of banking and credit products through opening a federal savings bank to serve its wealth management clients. The applications to the Office of Comptroller of the Currency and the Federal Reserve were recently approved, and the company expects to launch the bank in the second quarter of 2019. . During the quarter, Ameriprise issued $500 million of 3-year senior debt. This transaction prefunded an upcoming $300 million debt maturity, a first step in repositioning the company’s debt maturity ladder. 3

Ameriprise strengthened its balance sheet and excess capital position, returned $482 million to shareholders and increased its quarterly dividend . The company’s balance sheet remains strong with a high-quality investment portfolio, effective hedging strategies for our variable annuity products and excess capital increased to $1.8 billion1. . The company repurchased 2.8 million shares of common stock for $355 million and paid $127 million in quarterly dividends, which represented 92 percent of adjusted operating earnings. . The company recently announced an additional $2.5 billion share repurchase authorization that expires on March 31, 2021 and increased its regular quarterly dividend 8 percent to $0.97 per share. Ameriprise continued to invest to drive productivity, business growth and client satisfaction, resulting in strong client flows and asset growth . Ameriprise retail client assets were $588 billion, reflecting strong client net inflows. . Wrap assets grew to $279 billion, one of the largest platforms in the industry. Client net flows improved following recent equity market volatility. Client demand for fee-based investment advisory products was muted in January but improved in the latter part of the quarter with total net inflows of $4.3 billion — the eighth consecutive quarter of wrap net inflows over $4 billion. . Ameriprise continued to invest in expanding its distribution network by adding 90 experienced advisors in the quarter with a record level of productivity. . The company continues to enhance its advice and financial planning value proposition by rolling out new digital capabilities and training that will further strengthen its leadership position. . Ameriprise continues to earn industry accolades for its client experience. During the quarter, Ameriprise earned Hearts & Wallets’ Top PerformerTM recognition in the following categories: unbiased and puts my interests first, explains things in understandable terms, and understands me and shares my values. (1) Net of expected $300 million debt repayment in June 2019 4

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Adjusted Operating Results

(in millions, unaudited)	Quarter Ended March 31, 2019	Quarter Ended March 31, 2018	% Over/ (Under)
Advice & Wealth Management			
Net revenues	$ 1,554	$ 1,501	4%
Expenses	1,204	1,185	(2%)
Pretax adjusted operating earnings	$ 350	$ 316	11%
Pretax adjusted operating margin	22.5%	21.1%	

	Quarter Ended March 31, 2019	Quarter Ended March 31, 2018	% Over/ (Under)
Retail client assets (billions)	$ 588	$ 557	6%
Wrap net flows (billions)	$ 4.3	$ 5.7	(24%)
Brokerage cash balance (billions)	$ 25.3	$ 25.4	—
Adjusted operating net revenue per advisor (trailing 12 months - thousands)	$ 628	$ 590	6%

Advice & Wealth Management pretax adjusted operating earnings increased 11 percent to $350 million driven by continued strength in client net inflows and increased earnings on cash balances partially offset by lower average equity markets. Pretax adjusted operating margin was 22.5 percent, up 140 basis points from a year ago. Advice & Wealth Management represented 50 percent of the company's pretax adjusted operating earnings(1).

Adjusted operating net revenues increased 4 percent to $1.6 billion, reflecting strong client activity, increased advisor productivity and higher earnings on cash balances that offset the impact of lower average markets. Transactional activity levels improved appreciably each month of the quarter following a period of heightened market volatility. The average weighted equity index (WEI) decreased 3 percent year-over-year.

Adjusted operating expenses increased 2 percent to $1.2 billion. General and administrative expenses increased 6 percent as a result of the level and timing of several investments for growth being pulled forward in the year.

Total retail client assets increased 6 percent to $588 billion. Total wrap assets increased 11 percent to $279 billion from wrap net inflows, which increased nicely off January lows, and market appreciation. Client brokerage cash balances were little changed from a year ago at $25.3 billion.

Adjusted operating net revenue per advisor on a trailing 12-month basis increased 6 percent to $628,000. Total advisors increased to 9,979 and advisor retention remained strong. 90 experienced advisors moved their practices to Ameriprise in the quarter, with record levels of productivity.

(1) Excludes Corporate & Other segment

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Ameriprise Financial, Inc.
Asset Management Segment Adjusted Operating Results

(in millions, unaudited)	Quarter Ended March 31, 2019	Quarter Ended March 31, 2018	% Over/ (Under)
Asset Management			
Net revenues	$ 689	$ 778	(11%)
Expenses	543	583	7%
Pretax adjusted operating earnings	$ 146	$ 195	(25%)
Pretax adjusted operating margin	21.2%	25.1%	
Net pretax adjusted operating margin (1)	33.6%	40.2%	
Item included in adjusted operating earnings:			
Net benefit from EMEA initiatives	$ —	$ 9	NM

	Quarter Ended March 31, 2019	Quarter Ended March 31, 2018	% Over/ (Under)
Total segment AUM (billions)	$ 459	$ 485	(5%)
Net Flows (billions)			
Former parent company related net new flows	$ (1.1)	$ (1.6)	30%
Global Retail net flows, excl. former parent flows	(3.4)	(3.5)	2%
Global Institutional net flows, excl. former parent flows	(2.7)	(2.6)	(5%)
Total segment net flows	$ (7.2)	$ (7.7)	6%

(1)See reconciliation on page 15

NM Not Meaningful — variance equal to or greater than 100%

Asset Management pretax adjusted operating earnings were $146 million, down $49 million from the prior year period, reflecting the cumulative impact of outflows, lower average equity markets, unfavorable foreign exchange translation and a $9 million net benefit related to EMEA initiatives in the year ago quarter. First quarter net pretax adjusted operating margin was 33.6 percent. While expenses were well managed, the decline in revenue outpaced expense reductions.

Adjusted operating revenues declined 11 percent driven by the cumulative impact of net outflows, lower average equity markets, unfavorable foreign exchange translation and a one-time benefit in the year ago period. Adjusted operating expenses declined 7 percent reflecting lower distribution expenses and well managed general and administrative expenses. General and administrative expenses decreased 4 percent from expense reengineering initiatives and the favorable impact of foreign exchange. AUM declined 5 percent to $459 billion.

Net outflows in the quarter were $7.2 billion with $3.4 billion of retail outflows, $2.7 billion of institutional outflows and $1.1 billion related to former parent related assets. In North America, retail net outflows reflected continued outflows in active equity funds, consistent with the industry. In EMEA, net outflows increased reflecting negative consumer sentiment associated with Brexit and geopolitical concerns in Europe. Institutional outflows were elevated from redemptions and lower mandate fundings.

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Ameriprise Financial, Inc.
Annuities Segment Adjusted Operating Results

(in millions, unaudited)	Quarter Ended March 31, 2019	Quarter Ended March 31, 2018	% Over/ (Under)
Annuities			
Net revenues	$ 604	$ 613	(1%)
Expenses	476	487	2%
Pretax adjusted operating earnings	$ 128	$ 126	2%
Variable annuity pretax adjusted operating earnings	$ 115	$ 110	5%
Fixed annuity pretax adjusted operating earnings	13	16	(19%)
Total pretax adjusted operating earnings	$ 128	$ 126	2%

	Quarter Ended March 31, 2019	Quarter Ended March 31, 2018	% Over/ (Under)
Variable annuity ending account balances (billions)	$ 76.9	$ 78.7	(2%)
Variable annuity net flows (billions)	$ (0.9)	$ (0.9)	7%
Fixed deferred annuity ending account balances (billions)	$ 8.6	$ 9.1	(6%)
Fixed deferred annuity net flows (billions)	$ (0.2)	$ (0.2)	20%

Annuities pretax adjusted operating earnings were $128 million, up 2 percent reflecting volatile markets and low interest rates.

Variable annuity pretax adjusted operating earnings were $115 million, up 5 percent. Sales declined and were related to lower client transactional activity associated with the recent market disruption. Variable annuity account balances were $77 billion. Variable annuity net amount at risk as a percent of account values was 0.8 percent for living benefits and 0.2 percent for death benefits, which decreased in the quarter and remained one of the lowest among major variable annuity writers.

Fixed annuity pretax adjusted operating earnings were $13 million, reflecting continued spread compression from the extended period of low interest rates, lower account balances and the reinsurance of 20 percent of the block during the quarter. The reinsurance transaction generated $200 million of excess capital in the quarter and had a marginal impact on fixed annuity adjusted pretax operating earnings, which is offset by the Corporate benefit. Account balances declined 6 percent from limited new product sales and continued lapses.

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Ameriprise Financial, Inc. Protection Segment Adjusted Operating Results Quarter Ended March 31, % Over/ (in millions, unaudited) 2019 2018 (Under) Protection Net revenues $ 262 $ 253 4 % Expenses 188 188 — Pretax adjusted operating earnings $ 74 $ 65 14 % Quarter Ended March 31, % Over/ 2019 2018 (Under) Life insurance in force (billions) $ 195 $ 196 — VUL/UL ending account balances (billions) $ 12.6 $ 12.5 1 % Protection pretax adjusted operating earnings were $74 million compared to $65 million a year ago. Continued low interest rates remain a headwind, but the impact is manageable. Overall claims were favorable to the prior year and remain within expected ranges. Life insurance claims improved 14 percent from the prior year, while disability income insurance claims were unfavorable relative to an unusually strong prior year period. VUL/UL cash sales were $56 million, down 21 percent, primarily due to lower indexed universal life lump sum and installment sales. 8

Ameriprise Financial, Inc. Corporate & Other Segment Adjusted Operating Results Quarter Ended March 31, % Over/ (in millions, unaudited) 2019 2018 (Under) Corporate & Other Pretax adjusted operating earnings/(loss): Corporate & Other (ex. LTC and Auto & Home) $ (78) $ (58) (34%) Long Term Care $ 6 $ 2 NM Auto & Home $ 9 $ 5 80 % Items included in adjusted operating earnings/(loss): Auto and Home catastrophe losses $(14) $(14) — DOL planning and implementation expenses ― (3) NM Quarter Ended March 31, % Over/ 2019 2018 (Under) Auto & Home policies in force (thousands) 853 934 (9%) NM Not Meaningful — variance equal to or greater than 100% Corporate & Other pretax adjusted operating loss excluding Long Term Care and Auto & Home was in line with expectations at $78 million, primarily related to the higher mark-to-market impact on share based compensation expenses, as well as investments in growth initiatives, including technology infrastructure and expenses associated with the establishment of the bank. Long Term Care pretax adjusted operating earnings were $6 million in the quarter and reflected favorable claims experience and higher net investment income. Auto & Home moved to the Corporate & Other segment this quarter, reflecting the previously announced planned sale of the business. The company will continue to manage the business prudently and work to ensure a seamless transition of this business in the second half of the year. Pretax adjusted operating earnings were $9 million in the quarter, which included $14 million of catastrophe losses. 9

Contacts Investor Relations: Media Relations: Alicia A. Charity Paul W. Johnson Ameriprise Financial Ameriprise Financial (612) 671-2080 (612) 671-0625 alicia.a.charity@ampf.com paul.w.johnson@ampf.com Stephanie Rabe Ameriprise Financial (612) 671-4085 stephanie.m.rabe@ampf.com At Ameriprise Financial, we have been helping people feel confident about their financial future for more than 120 years. With a nationwide network of 10,000 financial advisors and extensive asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, visit ameriprise.com. Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA. Forward-Looking Statements This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include: . the statement that the company expects its full year adjusted operating effective rate to be in the 16 percent range; . the statement that the company expects to close the sale of its Auto & Home Insurance business in the second half of 2019; . the statement that the company expects to launch its federal savings bank in the second quarter of 2019; . statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities; . other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and . statements of assumptions underlying such statements. 10

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements. Such factors include, but are not limited to: . the occurrence of any event, change of circumstance that could give rise to the termination of the company’s agreement with American Family Insurance regarding the sale of the company’s Auto and Home Insurance business, the inability to complete the proposed sale due to the failure to satisfy the conditions to the closing of the proposed sale, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed sale, uncertainty as to the timing of completing of the proposed sale, and risks that the proposed transaction disrupts current plans and operations; . uncertainty as to the timing of launching the company’s federal savings bank; . conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility; . changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules, exemptions and regulations implemented or that may be implemented or modified in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or in light of the U.S. Department of Labor rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plans, plan sponsors, plan participants and the holders of individual retirement or health savings accounts (as well as similar SEC, Certified Financial Planner Board and state fiduciary rules and standards); . investment management performance and distribution partner and consumer acceptance of the company’s products; . effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels; . changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, cybersecurity incidents, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise; . the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion; . changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the company’s credit ratings and the overall availability of credit; . risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation; . experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding interest rates assumed in our loss recognition testing of our Long Term Care business, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products; . changes in capital requirements that may be indicated, required or advised by regulators or rating agencies; 11

. the impacts of the company’s efforts to improve distribution economics and to grow third party distribution of its products; . the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services . the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives the company has completed, is pursuing or may pursue in the future, which may be impacted by the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives; . the ability and timing to realize savings and other benefits from re-engineering and tax planning; . interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems (or other cybersecurity incidents), or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and . general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein (such as the ongoing negotiations following the June 2016 U.K. referendum on membership in the European Union and the uncertain regulatory environment in the U.S. after the 2016 presidential election), including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements. Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward- looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2018 available at ir.ameriprise.com. The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Form 10-Q for the quarter ended March 31, 2019. For information about Ameriprise Financial entities, please refer to the First Quarter 2019 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release. Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC. Source: Wants & Pricing Report (April 2019) from the Hearts & Wallets IQ™ Database Hearts & Wallets conducts an annual syndicated survey in which respondents are asked to rate their financial services providers in a variety of areas on a scale of 1 (not at all satisfied) to 10 (extremely satisfied). In 2018, 5,441 respondents provided 8,748 sets of ratings. The report designates Hearts & Wallets Top Performer™ in areas where customer ratings for one or more provider are “distinctively higher than customer ratings of other providers.” In areas where no provider ratings are distinctively higher, no Top Performers are designated. This rating is not indicative of future performance and may not be representative of any one client’s experience, as the rating is an average of a sample of client experiences. Ameriprise paid a fee to Hearts & Wallets to cite the results of the survey. 12

Ameriprise Financial, Inc.
Reconciliation Table: Earnings

(in millions, except per share amounts, unaudited)	Quarter Ended March 31, 2019	Quarter Ended March 31, 2018	Per Diluted Share Quarter Ended March 31, 2019	Per Diluted Share Quarter Ended March 31, 2018
Net income	$ 395	$ 594	$ 2.82	$ 3.91
Less: Net income (loss) attributable to consolidated investment entities	—	—	—	—
Add: Integration/restructuring charges [1]	7	3	0.05	0.02
Add: Market impact on variable annuity guaranteed benefits [1]	142	5	1.02	0.03
Add: Market impact on fixed index annuity benefits [1]	—	—	—	—
Add: Mean reversion-related impacts [1]	(36)	(6)	(0.26)	(0.04)
Add: Market impact on indexed universal life benefits [1]	51	(25)	0.36	(0.16)
Add: Market impact of hedges on investments [1]	10	(16)	0.07	(0.11)
Add: Net realized investment (gains) losses [1]	(9)	(6)	(0.06)	(0.04)
Add: Tax effect of adjustments [2]	(35)	9	(0.25)	0.06
Adjusted operating earnings	$ 525	$ 558	$ 3.75	$ 3.67
Weighted average common shares outstanding:				
Basic	138.8	149.5		
Diluted	140.1	152.1		

[1] Pretax adjusted operating adjustment.

[2] Calculated using the statutory tax rate of 21%.

Ameriprise Financial, Inc.
Reconciliation Table: Normalized Earnings

(in millions, except per share amounts, unaudited)	Quarter Ended March 31, 2019	Quarter Ended March 31, 2018	Per Diluted Share Quarter Ended March 31, 2019	Per Diluted Share Quarter Ended March 31, 2018	% Over/ (Under)
Pretax adjusted operating earnings	$ 635	$ 651			
Adjusted operating earnings	$ 525	$ 558	$ 3.75	$ 3.67	2%
Net Income variance attributable to taxes [1]	20	-	0.14	-	
Less: Vendor settlement	-	11	-	0.07	
Normalized adjusted operating earnings	$ 545	$ 547	$ 3.89	$ 3.60	8%
Weighted average common shares outstanding:					
Basic	138.8	149.5			
Diluted	140.1	152.1			

[1] Pretax adjusted operating earnings were down $16 million and down $13 million after-tax (based on a 21% marginal tax rate). The additional $20 million decline in adjusted operating earnings was related to taxes.

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Ameriprise Financial, Inc. Reconciliation Table: Total Net Revenues Quarter Ended March 31, (in millions, unaudited) 2019 2018 Total net revenues $ 3,118 $ 3,168 Less: CIEs revenue 21 22 Less: Integration/restructuring charges (3) — Less: Net realized investment gains (losses) 9 6 Less: Market impact on indexed universal life benefits (17) 13 Less: Market impact of hedges on investments (10) 16 Adjusted operating total net revenues $ 3,118 $ 3,111 Ameriprise Financial, Inc. Reconciliation Table: Total Expenses Quarter Ended March 31, (in millions, unaudited) 2019 2018 Total expenses $ 2,648 $ 2,472 Less: CIEs expenses 21 22 Less: Integration/restructuring charges 4 3 Less: Market impact on variable annuity guaranteed benefits 142 5 Less: Market impact on indexed universal life benefits 34 (12) Less: Market impact on fixed index annuity benefits — — Less: Mean reversion-related impacts (36) (6) Less: DAC/DSIC offset to net realized investment gains (losses) — — Adjusted operating expenses $ 2,483 $ 2,460 Ameriprise Financial, Inc. Reconciliation Table: Pretax Adjusted Operating Earnings Quarter Ended March 31, (in millions, unaudited) 2019 2018 Adjusted operating total net revenues $ 3,118 $ 3,111 Adjusted operating expenses 2,483 2,460 Pretax adjusted operating earnings $ 635 $ 651 14

Ameriprise Financial, Inc. Reconciliation Table: General and Administrative Expense Quarter Ended March 31, (in millions, unaudited) 2019 2018 General and administrative expense $ 805 $ 789 Less: CIEs expenses 1 1 Less: Integration/restructuring charges 4 3 Adjusted operating general and administrative expense $ 800 $ 785 Ameriprise Financial, Inc. Reconciliation Table: Effective Tax Rate Quarter Ended March 31, 2019 Adjusted (in millions, unaudited) GAAP Operating Pretax income $ 470 $ 635 Income tax provision $ 75 $ 110 Effective tax rate 15.9% 17.3 % Ameriprise Financial, Inc. Reconciliation Table: Effective Tax Rate Quarter Ended March 31, 2018 Adjusted (in millions, unaudited) GAAP Operating Pretax income $ 696 $ 651 Income tax provision $ 102 $ 93 Effective tax rate 14.7% 14.3 % Ameriprise Financial, Inc. Reconciliation Table: Asset Management Net Pretax Adjusted Operating Margin Quarter Ended March 31, (in millions, unaudited) 2019 2018 Adjusted operating total net revenues $ 689 $ 778 Less: Distribution pass through revenues 179 201 Less: Subadvisory and other pass through revenues 81 85 Net adjusted operating revenues $ 429 $ 492 Pretax adjusted operating earnings $ 146 $ 195 Less: Adjusted operating net investment income 6 2 Add: Amortization of intangibles 4 5 Net adjusted operating earnings $ 144 $ 198 Pretax adjusted operating margin 21.2% 25.1% Net pretax adjusted operating margin 33.6% 40.2% 15

Ameriprise Financial, Inc. Reconciliation Table: Return on Equity (ROE) Excluding Accumulated Other Comprehensive Income “AOCI” Twelve Months Ended March 31, (in millions, unaudited) 2019 2018 Net income $ 1,899 $ 1,671 Less: Adjustments (1) (229) (16) Adjusted operating earnings 2,128 1,687 Total Ameriprise Financial, Inc. shareholders’ equity $ 5,704 $ 6,122 Less: Accumulated other comprehensive income, net of tax 137 210 Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI 5,841 5,912 Less: Equity impacts attributable to the consolidated investment entities 1 1 Adjusted operating equity $ 5,840 $ 5,911 Return on equity excluding AOCI 32.5% 28.3 % Adjusted operating return on equity excluding AOCI (2) 36.4% 28.5% (1) Adjustments reflect the trailing twelve months’ sum of after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact on fixed index annuity benefits, net of hedges and the related DAC amortization; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; mean reversion related impacts; integration/restructuring charges; and the impact of consolidating certain investment entities. After-tax is calculated using the statutory tax rate of 21%. (2) Adjusted operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact on fixed index annuity benefits, net of hedges and the related DAC amortization; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; mean reversion related impacts; integration/restructuring charges; the impact of consolidating certain investment entities; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator. After-tax is calculated using the statutory tax rate of 21%. 16

Ameriprise Financial, Inc. Consolidated GAAP Results Quarter Ended March 31, % Over/ (in millions, unaudited) 2019 2018 (Under) Revenues Management and financial advice fees $ 1,627 $ 1,669 (3%) Distribution fees 480 468 3 % Net investment income 397 396 — % Premiums 371 343 8 % Other revenues 278 308 (10%) Total revenues 3,153 3,184 (1%) Banking and deposit interest expense 35 16 NM Total net revenues 3,118 3,168 (2%) Expenses Distribution expenses 900 905 1 % Interest credited to fixed accounts 204 141 (45%) Benefits, claims, losses and settlement expenses 670 494 (36%) Amortization of deferred acquisition costs 16 92 83 % Interest and debt expense 53 51 (4%) General and administrative expense 805 789 (2%) Total expenses 2,648 2,472 (7%) Pretax income 470 696 (32%) Income tax provision 75 102 26 % Net income $ 395 $ 594 (34%) NM Not Meaningful — variance equal to or greater than 100% 17